Exhibit 3.1
                                                                     -----------

                            CERTIFICATE OF AMENDMENT
                                       OF
                        CERTIFICATE OF INCORPORATION OF
                       GOLDEN RIVER RESOURCES CORPORATION
               (Under section 242 of the General Corporation Law)

     Golden River Resources Corporation, a corporation organized and existing under the General Corporations Law of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST:  The  name of the Corporation is Golden River Resources Corporation.

     SECOND: The Certificate of Incorporation is hereby amended by striking out Article "VIII" thereof and by substituting in lieu of said Article the following provisions:

               "VIII. The corporation shall be authorized to issue a total of four hundred million (400,000,000) shares of Common Stock, par value $.0001 per share."

     THIRD:     The  Amendment  to  the  Certificate  of  Incorporation  herein certified has been duly adopted in accordance with the provision of Section 228 and 242 of the General Corporations Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this certificate this 14th day of December, 2009.


                                              /S/ Peter Lee
                                              -------------
                                              Peter J. Lee
                                              Director and Secretary

                                       30